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                                                                      EXHIBIT 12
                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        1996       1995       1994       1993       1992
                                      --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
A.    Income before income taxes,
      extraordinary items and the
      cumulative effect of a change
      in accounting for income
      taxes.........................  $ 76,217   $ 69,457   $ 50,706   $ 35,191   $ 25,426
      Fixed charges:
       Interest expense.............   199,953    164,895    101,293     76,378     80,212
       1/3 Rent expense.............     3,044      2,721      2,226      1,754      1,876
                                      --------   --------   --------   --------   --------
B.    Total fixed charges...........   202,997    167,616    103,519     78,132     82,088
                                      --------   --------   --------   --------   --------
C.    Sum of A and B................  $279,214   $237,073   $154,225   $113,323   $107,514
                                      ========   ========   ========   ========   ========
      Ratio of earnings to fixed
      charges (C/B).................      1.38       1.41       1.49       1.45       1.31